As filed with the Securities and Exchange Commission on January 2, 2020.

Registration Statement No. 333-229663

Registration Statement No. 333-223051

Registration Statement No. 333-216100

Registration Statement No. 333-209690

Registration Statement No. 333-202315

Registration Statement No. 333-194164

Registration Statement No. 333-187264

Registration Statement No. 333-181109

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Carlyle Group Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	45-2832612 (I.R.S. Employer Identification No.)

1001 Pennsylvania Avenue, NW

Washington, D.C. 20004-2505

Telephone: (202) 729-5626

(Address of Principal Executive Offices)

The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan

(Full title of the plan)

Jeffrey W. Ferguson

General Counsel

The Carlyle Group Inc.

1001 Pennsylvania Avenue, NW

Washington, D.C. 20004-2505

Telephone: (202) 729-5626

(Name and address, and telephone number, including area code, of agent for service)

With copies to:

Joshua Ford Bonnie

William R. Golden III

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, D.C. 20001

Telephone: (202) 636-5500

Facsimile: (202) 636-5502

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) does not reflect any increase in the number of shares issuable pursuant to The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan (the “Amended Equity Plan”). This Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by The Carlyle Group Inc., a Delaware corporation (the “Corporation”), as the successor registrant to The Carlyle Group L.P., a Delaware limited partnership (the “Partnership”) and relates to the following Registration Statements of the Partnership, on Form S-8 (collectively, the “Registration Statements”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”):

•

Registration Statement No. 333-229663, originally filed with the Commission on February 13, 2019, registering an additional 13,964,420 Common Units of the Partnership under The Carlyle Group L.P. 2012 Equity Incentive Plan;

•

Registration Statement No. 333-223051, originally filed with the Commission on February 15, 2018, registering an additional 8,523,994 Common Units of the Partnership under The Carlyle Group L.P. 2012 Equity Incentive Plan;

•

Registration Statement No. 333-216100, originally filed with the Commission on February 16, 2017, registering an additional 5,533,543 Common Units of the Partnership under The Carlyle Group L.P. 2012 Equity Incentive Plan;

•

Registration Statement No. 333-209690, originally filed with the Commission on February 24, 2016, registering an additional 5,435,366 Common Units of the Partnership under The Carlyle Group L.P. 2012 Equity Incentive Plan;

•

Registration Statement No. 333-202315, originally filed with the Commission on February 26, 2015, registering an additional 7,192,823 Common Units of the Partnership under The Carlyle Group L.P. 2012 Equity Incentive Plan;

•

Registration Statement No. 333-194164, originally filed with the Commission on February 27, 2014, registering an additional 2,893,074 Common Units of the Partnership under The Carlyle Group L.P. 2012 Equity Incentive Plan;

•

Registration Statement No. 333-187264, originally filed with the Commission on March 14, 2013, registering an additional 17,323,592 Common Units of the Partnership under The Carlyle Group L.P. 2012 Equity Incentive Plan;

•

Registration Statement No. 333-181109, originally filed with the Commission on May 2, 2012, registering 30,450,000 Common Units of the Partnership under The Carlyle Group L.P. 2012 Equity Incentive Plan.

Effective at 12:02 a.m. (Eastern Time) on January 1, 2020, the Partnership converted from a Delaware limited partnership to a Delaware corporation (the “Conversion”). The Corporation expressly adopts the Registration Statements, as modified by this Amendment, as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the purposes of this Amendment and the Registration Statements, (i) as of any time prior to the Conversion, references to “The Carlyle Group L.P.” and/or “the Partnership” mean the Partnership and its consolidated subsidiaries and, as of any time after the Conversion, if the context requires, references to “The Carlyle Group L.P.” and/or “the Partnership” are deleted and replaced with “The Carlyle Group Inc.” or “our company,” as applicable, which means the Corporation and its consolidated subsidiaries, (ii) as of any time prior to the Conversion, references to “the general partner” mean Carlyle Group Management L.L.C., which acted as the general partner of the Partnership, and, as of any time after the Conversion, if the context requires, references to “the general partner” are deleted and replaced with “the former general partner of The Carlyle Group L.P.”, (iii) as of any time

1

prior to the Conversion, references to “Common Units” mean the common units representing limited partner interests in the Partnership and, as of any time after the Conversion, if the context requires, references to “Common Units” are deleted and replaced with “common stock” which means common stock, par value $0.01 per share, of the Corporation and (iv) as of any time prior to the Conversion, references to “Carlyle” mean the Partnership and its consolidated subsidiaries and, as of any time after the Conversion, if the context requires, references to “Carlyle” mean the Corporation and its consolidated subsidiaries.

In connection with the Conversion, the Corporation has amended and restated The Carlyle Group L.P. 2012 Equity Incentive Plan by adopting the Amended Equity Plan. The Amended Equity Plan is filed as an exhibit to this Amendment.

The rights of holders of the Corporation’s common stock are now governed by its Delaware certificate of incorporation, its Delaware bylaws and the Delaware General Corporation Law, each of which is described in Amendment No. 1 to Carlyle’s Registration Statement on Form 8-A.

The Registration Statements shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-8: Part I, Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment.

2

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Amended Equity Plan covered by the Registration Statements, as is defined by this Amendment, as required by Rule 428(b)(1).

I-1

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by Carlyle pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 13, 2019;

(b)	the Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2019, filed on May 1, 2019, (ii) June 30, 2019, filed on July 31, 2019 and (iii) September 30, 2019, filed on October 31, 2019;

(c)	the Current Reports on Form 8-K, filed on (i) March 19, 2019 (only Item 5.02 thereof), (ii) September 5, 2019 (two reports), (iii) September 19, 2019 and (v) January 2, 2020; and

(d)	the description of the common stock, par value $0.01 per share, of the Corporation in Amendment No. 1 to Form 8-A, filed on January 2, 2020.

All documents that Carlyle subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Amendment and prior to the filing of a post-effective amendment to the Registration Statements indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with the Partnership.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Under the Registrant’s certificate of incorporation, in most circumstances the Registrant will indemnify and hold harmless on an after tax basis the following persons, to the fullest extent permitted by law (including, if and to the extent applicable, Section 145 of the DGCL), from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: (a) Carlyle Group Management L.L.C. in its capacity as the former general partner of The Carlyle Group Inc. (“Former General Partner”), (b) any individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof) (each, a “Person”) who is or was a “tax matters partner” (as defined in the U.S. Internal Revenue Code of 1986 (the “Code”), as in effect prior to 2018) or “partnership representative” (as defined in the Code), as applicable, (c) any officer or director of the Corporation or the Former General Partner, (d) any officer or director of the Corporation or the Former General Partner who is or was serving at the request of the Corporation or the Former General Partner as an officer, director, employee, member, partner, “tax matters partner” (as defined in the Code as in effect prior to 2018) or “partnership representative” (as defined in the Code), as applicable, agent, fiduciary or trustee of another Person; provided that a Person shall not be indemnified by reason of providing, on a fee for services basis, trustee, fiduciary or custodial services, (e) any Person who controls the Former General Partner, and (e) any Person that the Corporation in its sole discretion designates as an indemnitee as permitted by applicable law. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Registrant has agreed to provide this indemnification unless there has been a final and non-appealable judgment entered into by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. Any indemnification under these provisions will only be out of the Registrant’s assets. The Registrant may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with its activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under the Registrant’s certificate of incorporation.

The Registrant currently maintains liability insurance for its directors and officers. Such insurance would be available to the Registrant’s directors and officers in accordance with its terms.

The Registrant is currently party to or intends to enter into indemnification agreements with its directors and executive officers. These agreements require or will require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

ITEM 8.	EXHIBITS.

The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Certificate of Conversion of The Carlyle Group L.P. (incorporated by reference to Exhibit 3.1 of The Carlyle Group Inc.’s Current Report on Form 8-K filed on January 2, 2020).

4.2	Certificate of Incorporation of The Carlyle Group Inc. (incorporated by reference to Exhibit 3.2 of The Carlyle Group Inc.’s Current Report on Form 8-K filed on January 2, 2020).

4.3	Bylaws of The Carlyle Group Inc. (incorporated by reference to Exhibit 3.3 of The Carlyle Group Inc.’s Current Report on Form 8-K filed on January 2, 2020).

4.4	The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan.*

5.1	Opinion of Simpson Thacher & Bartlett LLP.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to this Amendment).

*	Filed herewith.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on January 2, 2020.

The Carlyle Group Inc.

By:	/s/ Curtis L. Buser
Name: Curtis L. Buser
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Post-Effective Amendment No. 1 (this “Amendment”) to the following Registration Statements on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933:

•	Registration Statement No. 333-229663;

•	Registration Statement No. 333-223051;

•	Registration Statement No. 333-216100;

•	Registration Statement No. 333-209690;

•	Registration Statement No. 333-202315;

•	Registration Statement No. 333-194164;

•	Registration Statement No. 333-187264; and

•	Registration Statement No. 333-181109;

hereby constitute and appoint Kewsong Lee, Glenn A. Youngkin, Curtis L. Buser and Jeffrey W. Ferguson, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such Amendment and any or all amendments, including post-effective amendments to the Amendment, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on the 2nd day of January, 2020.

Signature	Title

/s/ Kewsong Lee Kewsong Lee	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)

/s/ Glenn A. Youngkin Glenn A. Youngkin	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)

/s/ Curtis L. Buser Curtis L. Buser	Chief Financial Officer (Principal Financial Officer)

/s/ William E. Conway, Jr. William E. Conway, Jr.	Co-Executive Chairman, Co-Chief Investment Officer and Director

/s/ Daniel A. D’Aniello Daniel A. D’Aniello	Chairman Emeritus and Director

/s/ David M. Rubenstein David M. Rubenstein	Co-Executive Chairman and Director

/s/ Peter J. Clare Peter J. Clare	Co-Chief Investment Officer and Director

/s/ Lawton W. Fitt Lawton W. Fitt	Director

/s/ James H. Hance Jr. James H. Hance Jr.	Director

/s/ Janet Hill Janet Hill	Director

/s/ Dr. Thomas S. Robertson Dr. Thomas S. Robertson	Director

/s/ William J. Shaw William J. Shaw	Director

/s/ Anthony Welters Anthony Welters	Director

/s/ Pamela L. Bentley Pamela L. Bentley	Chief Accounting Officer (Principal Accounting Officer)